Exhibit 99

FOR IMMEDIATE RELEASE
August 15, 2004

IDACORP, Inc. Revises 2004 Earnings Guidance
Following Idaho Public Utilities Commission Decisions

BOISE - Citing the financial effects of recent rate-related decisions by the Idaho Public Utilities Commission (IPUC), IDACORP, Inc. (NYSE:IDA) today revised its 2004 earnings guidance to a range between $1.70 and $2.00 per share, from the previous range of $1.60 to $2.20 per share.

Today's guidance revision reflects (i) the $25.3 million (5.2 percent) annual base rate increase authorized by the IPUC on May 25 and made effective as of June 1, (ii) the $2.7 million increase in base rates authorized by the IPUC's July 13 order which was related to the correction of computational errors in the May 25 order, which were identified by Idaho Power in its Petition for Reconsideration and (iii) the financial impacts of the denial of certain other matters requested by Idaho Power in that Petition.

The IPUC's May 25 order prompted Idaho Power to file its Petition for Reconsideration on June 15 and request the IPUC to re-examine several components of the order.  On July 13, the IPUC authorized the $2.7 million increase in rates on or before August 1 to rectify the computational errors and it agreed to reconsider issues relating to the determination of Idaho Power's federal tax expense.  In the May 25 order, the IPUC used a five-year average income tax rate to compute Idaho Power's income tax rather than the historically used tax calculation methods.  Idaho Power believes this resulted in an inappropriate reduction to its income tax expense of approximately $11.5 million.  Idaho Power and the IPUC Staff will now have an opportunity to present new evidence regarding the use of a five-year average to calculate Idaho Power's income tax expense.

The IPUC denied some accounting-related matters in the Petition for Reconsideration, requiring that Idaho Power write off certain amounts capitalized previously.  Included in the write-offs were $7.8 million of incentive payments capitalized in prior years and $2.0 million of capitalized pension expense.  These non-cash charges were recorded in the company's second quarter operating results.

Revised Earnings Guidance for 2004

The 2004 earnings guidance includes an expected benefit from the 2002 irrigation lost revenue case that has been remanded back to the IPUC from the Idaho Supreme Court (approximately $12 million) along with expected benefits from the settlement of outstanding litigation by non-regulated subsidiaries, refinancing of certain Ida-West debt, and the sale of certain IDACORP Financial assets (approximately $0.12 per share in total).

The outcome of the Petition for Reconsideration related to tax matters has not been included in the earnings guidance at this time.

Second Quarter Earnings Release Date

IDACORP will report its second quarter results on Thursday, August 5, 2004 in a news release before the stock markets open.  The company will hold an analyst conference call that day at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss the second quarter results.

Background

Boise, Idaho-based IDACORP, formed in 1998, is a holding company comprised of Idaho Power Company, a regulated electric utility; IDACORP Financial, an investment company with its primary activities in affordable housing projects; IdaTech, a developer and manufacturer of fuel cell systems, products and solutions; IDACOMM, a provider of telecommunication services; Velocitus, a provider of commercial and residential Internet services; and Ida-West Energy, an operator of independent power projects.

Certain statements contained in this news release, including statements with respect to future earnings, ongoing operations, and financial conditions, are "forward-looking statements" within the meaning of federal securities laws.  Although IDACORP and Idaho Power believe that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements.  Important factors that could cause actual results to differ materially from the forward-looking statements include: changes in governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Idaho Public Utilities Commission and the Oregon Public Utility Commission, with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, relicensing of hydroelectric projects, recovery of purchased power, recovery of other capital investments, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs) and other refund proceedings; litigation resulting from the energy situation in the western United States; economic, geographic and political factors and risks; changes in and compliance with environmental and safety laws and policies; weather variations affecting customer energy usage; operating performance of plants and other facilities; system conditions and operating costs; population growth rates and demographic patterns;  pricing and transportation of commodities; market demand and prices for energy, including structural market changes; changes in capacity and fuel availability and prices; changes in tax rates or policies, interest rates or rates of inflation; changes in actuarial assumptions; adoption of or changes in critical accounting policies or estimates; exposure to operational, market and credit risk; changes in operating expenses and capital expenditures; capital market conditions; rating actions by Moody's, Standard & Poor's, and Fitch; competition for new energy development opportunities; results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general economic conditions; natural disasters, acts of war or terrorism; increasing health care costs and the resulting effect on health insurance premiums paid for employees and on the obligation to provide post retirement health care benefits; increasing costs of insurance, changes in coverage terms and the ability to obtain insurance; technological developments that could affect the operations and prospects of our subsidiaries or their competitors; legal and administrative proceedings, whether civil or criminal, and settlements that influence business and profitability; and new accounting or Securities and Exchange Commission requirements, or new interpretation or application of existing requirements.  Any such forward-looking statements should be considered in light of such factors and others noted in the companies' Form 10-K for the year 2003, the Quarterly Report on Form 10-Q for the quarter ended March 31, and other reports on file with the Securities and Exchange Commission.